Exhibit 4.6

CONSENT OF MATHIEU SAVARD

Reference is made to the Annual Report on Form 40-F for the year ended February 29, 2012 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I, Mathieu Savard, participated in the preparation of the following technical reports:

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“Technical Report and Recommendations, 2011 Exploration Program, Coulon Project, Quebec Mines Virginia Inc.”, completed in November 2011; and

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“Technical Report and Recommendations, Summer 2011 Exploration Program – Wabamisk Project” completed in May 2012;

concerning mineralized material in the Coulon and Wabamisk properties for the Company (collectively the “Reports”). Portions of the Reports are summarized, for the Coulon property, under headings “Item III – Description of the Business – 3.1.4 Geological Setting; 3.1.5 Exploration and Drilling; and 3.1.6 Mineralization” and for the Wabamisk property, under headings “3.4.4 Geological Setting, 3.4.5 Exploration and Drilling, and 3.4.6 Mineralization” in the Annual Information Form of the Company for the year ended February 29, 2012 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference herein).

I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/s/ Mathieu Savard
Name: Mathieu Savard, B.Sc., P.Geo.

May 14, 2012